Exhibit 10.38

CVS CAREMARK CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

GRANT DATE:  APRIL 2, 2012

1.                                      GRANT OF AWARD.  Pursuant to the provisions of the 2010 Incentive Compensation Plan (the “ICP”) of CVS Caremark Corporation (the “Company”), on the date set forth above (the “Grant Date”), the Company has granted and hereby evidences the Grant to the person named below (the “Optionee”), subject to the terms and conditions set forth or incorporated in this Nonqualified Stock Option Agreement (“Agreement”), the right, and option, to purchase from the Company the aggregate number of shares of Common Stock ($.01 par value) of the Company (“Shares”) set forth below, at the purchase price indicated below (the “Option”), such Option to be exercised as hereinafter provided.  The ICP is hereby made a part hereof and Optionee agrees to be bound by all the provisions of the ICP.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the ICP. The Option is a nonqualified option as defined in the ICP.

Optionee:
Employee ID:
Shares:
Option Price:	$xx.xx

2.                                      TERM OF OPTION.  The term of this Option shall be for a period of seven (7) years from the Grant Date, subject to the earlier termination of the Option, as set forth in the ICP and in this Agreement. No portion of the Option shall be exercisable after the term of the Option.

3.                                      EXERCISE OF OPTION.  (a)  The Option, subject to the provisions of the ICP, shall be exercised by submitting a request to exercise to the Company’s stock option administrator, in accordance with the Company’s current exercise policies and procedures, specifying the number of Shares to be purchased, which number may not be less than one hundred (100) Shares (unless the number of Shares purchased is the total balance which is then exercisable).  Unless the Company, in its discretion, establishes “cashless exercise” procedures and permits Optionee entitled to exercise the Option to utilize such “cashless exercise” procedures, Optionee so exercising all or part of this Option shall, at the time of exercise, tender to the Company cash or cash equivalent for the aggregate option price of the Shares Optionee has elected to purchase or certificates for Shares of Common Stock of the Company owned by Optionee for at least six (6) months with a fair market value at least equal to the aggregate option price of the Shares Optionee has elected to purchase, or a combination of the foregoing.

(b)                                 Prior to its expiration or termination and except as otherwise provided herein, the Option will become vested in accordance with the vesting schedule set forth below and any vested Option will be exercisable by the Optionee so long as Optionee has maintained continuous employment with the Company or a subsidiary of the Company from the Grant Date through the exercise date:

(i)                                     25% of the Option shall vest on the 1st anniversary of the Grant Date.

(ii)                                  25% of the Option shall vest on the 2nd anniversary of the Grant Date.

(iii)                               25% of the Option shall vest on the 3rd anniversary of the Grant Date.

(iv)                              25% of the Option shall vest on the 4th anniversary of the Grant Date.

4.                                      TAXES.  If, upon the exercise of an Option, there shall be payable by the Company any amount for tax withholding, the Company shall have the right to require Optionee to pay the amount of such taxes immediately, upon notification from the Company, before a certificate for the Shares purchased is delivered to Optionee pursuant to such Option.  Furthermore, the Company may elect to deduct such taxes from any other amounts then payable to Optionee in cash or in Shares or from any other amounts payable any time thereafter to Optionee.

5.                                      NON-TRANSFERABILITY.  The Option shall not be transferable by Optionee other than by will or by the laws of descent and distribution, and during Optionee’s lifetime the Option shall be exercised only by Optionee and only during the continuance of Optionee’s employment, except as may otherwise be provided under the ICP.

6.                                      FORFEITURE OF OPTION UPON TERMINATION OF EMPLOYMENT.  Unless otherwise provided for in the ICP or in this Agreement, the Option (whether vested or unvested), to the extent not yet exercised, shall be forfeited immediately upon Optionee’s termination of employment with the Company or any of its subsidiaries.

7.                                      TERMINATION OF OPTIONEE’S EMPLOYMENT WITHOUT CAUSE.  In the event that Optionee’s employment is terminated without cause by the Company or one of its subsidiaries and Optionee receives severance pay following Optionee’s employment pursuant to a written agreement, vesting of the Option shall continue through the end of the severance period set forth in the agreement providing for such severance pay.  Any vested Options shall be exercisable at any time during the severance period and on or before the ninetieth (90th) day following the last day of the severance period, as long as no government regulations or rules are violated by such continued vesting or exercise period; provided, however, that no Option will be exercisable beyond its original option term.

8.                                      RETIREMENT OF OPTIONEE.  A “Qualified Retiree” (defined below) may exercise a vested Option, to the extent that Optionee shall be entitled to do so as of Optionee’s Retirement Date, at any time within two (2) years after Optionee’s Retirement Date, but not beyond the original term of the Option.  Subject to the provisions below regarding vesting during a severance period, Options unvested at the Retirement Date are forfeited.  A “Qualified Retiree” shall be an Optionee who (a) voluntarily terminates his or her employment with, or is terminated without cause by the Company or one of its subsidiaries, and (b) has attained the age of fifty-five (55) and has at least ten (10) years of continuous service, or attained the age of sixty (60) with at least five (5) years of continuous service on his or her last date of employment (the “Retirement Date”).  If the Qualified Retiree is receiving severance pay following such Retirement Date pursuant to a written agreement, the vesting provisions of Section 7 shall apply to any Options that are not vested as of the Retirement Date.  Any Options that vest during such severance period shall be exercisable until the later of the ninetieth (90th) day following the last day of the severance period and the two-year anniversary of Optionee’s Retirement Date, but not beyond the original term of the Option, as long as no government regulations or rules are violated by such continued vesting or exercise period. The Committee shall have the authority in its sole discretion to make any interpretations, determinations, and/or take any administrative actions with respect to whether Optionee shall be deemed a Qualified Retiree.

9.                                      DISABILITY OF OPTIONEE.  In the event Optionee ceases to be employed by the Company, or any subsidiary of the Company, by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such Plan, as defined by the Social Security Administration), the Options shall vest as follows: the total number of Options vesting as of the separation date (which is the last day that Optionee is employed by the Company or any subsidiary of the Company), shall be equal to (i) the number of Options granted on the Grant Date multiplied by the following fraction:  (A) the numerator shall be the whole number of months elapsed since the Grant Date and (B) the denominator shall be forty-eight (48),  minus (ii) the number of Options vested prior to the separation date (whether or not such previously vested Options were exercised).  For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has worked.  For example, if the time elapsed between the Grant Date and the separation date is eight months and five days, the numerator in sub-section (A) above shall be nine.  The vested Option may be exercised at any time within one (1) year of Optionee’s separation date but not beyond the original term of the Option.

10.                               DEATH OF OPTIONEE.  In the event of Optionee’s death while Optionee is employed by the Company or a subsidiary of the Company, all unvested Options shall immediately vest and the Option shall remain exercisable for a period of one (1) year after Optionee’s death, or prior to the Option expiration date, whichever occurs first, by Optionee’s executor, administrator, personal representative or any person or persons who acquired the Option directly from Optionee by bequest or inheritance.  At the end of said one-year time period, all rights with respect to any Option that is unexercised shall terminate and the unexercised Option shall be cancelled.

11.                               TRANSFER OF EMPLOYMENT.  Transfer of employment of Optionee from the Company to a subsidiary of the Company, transfer among or between subsidiaries, or transfer from a subsidiary to the Company shall not be treated as cessation of employment.

12.                               ACCEPTANCE OF AWARD.  The Option may not be exercised unless and until the Company has received acceptance by Optionee of the terms and conditions set forth herein.  Acceptance may be submitted either electronically, if available, or in writing.

13.                               NOTICE.  Any notice required to be given hereunder to the Company shall be addressed to the Company, attention Senior Vice President, Chief Human Resources Officer, One CVS Drive, Woonsocket, RI  02895, and any notice required to be given hereunder to Optionee shall be addressed to Optionee at his or her address as shown on the records of the Company, subject to the right of either party hereafter to designate in writing to the other some other address.

14.                               RECOUPMENT OF OPTION AWARDS DUE TO FRAUD OR FINANCIAL MISCONDUCT.  Any portion of this Stock Option that has not been exercised shall be forfeited and cancelled, and Optionee shall immediately repay to the Company the value of any pre-tax economic benefit that Optionee derived from any portion of this Stock Option that has been exercised if the Board determines that Optionee is subject to recoupment under the Company’s recoupment policy as it exists from time to time.  The portion of this Stock Option to be cancelled and the amount to be repaid by Optionee shall be the portion and amount necessary to disgorge the value enjoyed or realized by Optionee from this Stock Option and the underlying Shares, as determined by the Board, or a portion of such value as may be determined by the Board in its sole discretion.  In making its determinations under this paragraph, the Board may, by way of example only, (i) with respect to any portion of this Stock Option which has been exercised and as to which beneficial ownership of the Shares obtained on exercise has not been transferred by Optionee as of the date the repayment obligation arises, require Optionee to repay to the Company an amount equal to the Fair Market Value of such Shares as of the date of such repayment, less the exercise price paid by Optionee to acquire such Shares; and (ii) with respect to any portion of this Stock Option which has been exercised and as to which beneficial ownership of the Shares obtained on exercise has been transferred by Optionee as of the date the repayment obligation arises, require Optionee to repay to the Company an amount equal to the Fair Market Value of such Shares as of the date such Shares were transferred by Optionee, less the exercise price paid by Optionee to acquire such Shares.  In each case the amount to be repaid by Optionee shall also include any dividends (including any economic benefit thereof) or distributions received by Optionee with respect to any Stock Option Shares and, in calculating the value to be repaid, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board.  If Optionee fails to repay the required value immediately upon request by the Board, the Company may seek reimbursement of such value from Optionee by reducing salary or any other payments that may be due to Optionee, to the extent legally permissible, and/or through initiating a legal action to recover the such amount, which recovery shall include any reasonable attorneys fees incurred by the Company in bringing such action.

15.                               COMMITTEE AUTHORITY.  The Committee shall have the authority, in its sole discretion, to make any interpretations, determinations, and/or take any administrative actions with respect to the ICP and this Agreement, including whether any post-termination payments to Optionee shall be deemed severance pay, the duration of any severance period, and/or whether a termination was without cause.

16.                               GOVERNING LAW.  This Nonqualified Stock Option Agreement and the Option evidenced hereby shall be governed by the laws of the State of Rhode Island, without giving effect to principles of conflict of laws.

BY:	s/ Lisa G. Bisaccia
Senior Vice President
Chief Human Resources Officer
CVS Caremark Corporation